Filed by Double Hull Tankers, Inc.

Pursuant to Rule 433 under the Securities Act of 1933

Registration No. 333-147001

April 29, 2008

Double Hull Tankers, Inc.

(DHT / NYSE)

Offering Price to the Public: $10.50

8,000,000 shares of common stock

Overallotment (15%): 1,200,000 shares

Last Sale (4/29/08): $10.50

Trade Date: 4/29/08

Settlement Date: 5/5/08

CUSIP: Y21110104

Joint Bookrunners: Merrill Lynch and UBS Investment Bank

Co-Manager: Dahlman Rose

Double Hull Tankers, Inc. owns a fleet of double hull tankers.

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Prior to purchasing the shares of common stock being offered pursuant to the prospectus supplement, one of the underwriters purchased, on behalf of the syndicate, 225,700 shares of common stock at a weighted average price of $10.4470 per share in stabilizing transactions on April 29, 2008.

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The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch & Co. toll-free at 1-866-500-5408 or by calling UBS Investment Bank at 212-821-3884.